Exhibit 10.1

January 22, 2026

Re: Director Offer Letter – Angel Colon

Dear Angel Colon:

WHEREAS, NETCLASS TECHNOLOGY INC, a Cayman Islands limited liability company (the “Company” or “we”), and you entered into a Director Offer Letter on October 26, 2022 (the “2022 Agreement”), pursuant to which you agreed to serve as a Director of the Company and the Company agreed, among other things, to issue 5,000 Class A ordinary shares of the Company, of par value $0.00025 (the “Class A Ordinary Shares”) for each calendar year of service on a pro-rated basis, payable on a quarterly basis.

WHEREAS, as of December 31, 2025, the Company has issued 3,177 Class A Ordinary Shares to you for the period from December 12, 2024 (the effective date of the registration statement on Form F-1 regarding the Company’s initial public offering) until July 31, 2025.

WHEREAS, pursuant to the 2022 Agreement, you are entitled to receive 2,083 additional Class A Ordinary Shares (the “Accrued Shares”) for the period from August 1, 2025 to December 31, 2025.

WHEREAS, the parties desire to enter into this agreement (the “Agreement”) to amend and replace the 2022 Agreement in its entirety.

NOW, THEREFORE, IN CONSIDERATION of the terms contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and you agree as follows:

1.           Term. Notwithstanding the date of execution of this Agreement, the parties agree that this Agreement shall be deemed effective as of January 1, 2026, and the rights and obligations of the parties shall be deemed to have commenced as of such date. Your term as a Director shall continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified.  The position shall be up for re-appointment every year at the annual meeting of shareholders of the Company (the “Board”) and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2.           Services.  You shall render customary services as a Director, member of the Audit Committee, Nomination Committee and Compensation Committee (hereinafter, your “Duties”). During the term of this Agreement, you may attend and participate at each meeting regarding the business and operation issues of the Company as regularly or specially called, via teleconference, video conference or in person. You shall consult with the members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3.           Services for Others.  You shall be free to represent or perform services for other persons during the term of this Agreement.

4.           Compensation.

4.1 Accrued Compensation for the calendar year 2025. The Company agrees that, in lieu of issuing the Accrued Shares, the Company will pay $3,749.40, which is the product of (x) 2,083 Accrued Shares and (y) $1.80 per share, by wire transfer of immediately available funds to the bank account provided by you (the “2025 Accrued Compensation”). You acknowledge and agree that the 2025 Accrued Compensation represents the total compensation due or possibly due to you by the Company as of December 31, 2025 and there are no other amounts due to you by the Company as of December 31, 2025.

4.2 Compensation effective from January 1, 2026. As compensation for your services to the Company effective from January 1, 2026, you will receive a compensation of (i) $45,000 in cash for each calendar year of service under this Agreement on a pro-rated basis, payable on a monthly basis; and (ii) $9,000 in cash for each calendar year of service under this Agreement on a pro-rated basis, payable on a quarterly basis.

4.3 Reimbursement of expenses. You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5.           D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy, if available.

6.           No Assignment.  Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7.           Confidential Information; Non-Disclosure.  In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.           Definition.  For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.           Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c.           Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d.           Confidentiality.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e.           Ownership.  You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8.            Non-Solicitation.   During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9.            Termination and Resignation.  Your services as a Director may be terminated for any or no reason by the determination of the Board. You may also terminate your services as a Director for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10.        Governing Law; Arbitration.    All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at its New York office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in New York. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

11.        Entire Agreement; Amendment; Waiver; Counterparts.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12.        Indemnification.  The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct.  The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

13.        Acknowledgement.   You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

[signature page to follow]

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

NETCLASS TECHNOLOGY INC

By:	/s/ Jianbiao Dai
Jianbiao Dai
Chief Executive Officer and Chairman

AGREED AND ACCEPTED:

/s/ Angel Colon
Angel Colon